CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about May 5, 2000, by SGI International (the "Company") of our report dated March 15, 2000, appearing in the Company's annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 (the "Form 10-KSB"), on our audits of the financial statements of the Company as of December 31, 1999, and for each of the two years in the period ended December 31, 1999, also appearing in the Form 10-KSB, which contains an explanatory paragraph related to the Company's ability to continue as a going concern.

                                       /s/ J.H. COHN LLP

San Diego, California
May 4, 2000